                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                                       EXHIBIT 12

                                                                            L-3                                      PREDECESSOR
                                            -----------------------------------------------------------------------   COMPANY
                                                                                                                      ----------
                                                                                                       NINE MONTHS   THREE MONTHS
                                                                                                          ENDED         ENDED
                                                           YEAR ENDED DECEMBER 31,                    DECEMBER 31,    MARCH 31,
                                              2001            2000            1999          1998          1997           1997
                                         -------------   -------------   ------------- ------------- -------------- -------------
Earnings:
 Income before income taxes ............   $ 186,222       $ 134,079       $  95,430     $  53,450      $ 22,992      $   (505)
 Add:
   Interest expense ....................      80,002          87,308          56,686        47,015        29,884         8,441
   Amortization of debt expense                6,388           5,724           3,904         2,564         1,517            --
   Interest component of rent
    expense ............................      14,332          11,882           7,500         4,664         3,213           851
                                           ---------       ---------       ---------     ---------      --------      --------
 Earnings ..............................   $ 286,944       $ 238,993       $ 163,520     $ 107,693      $ 57,606      $  8,787
                                           ---------       ---------       ---------     ---------      --------      --------
Fixed charges:
   Interest expense ....................      80,002          87,308          56,686        47,015        29,884         8,441
   Amortization of debt expense                6,388           5,724           3,904         2,564         1,517            --
   Interest component of rent
    expense ............................      14,332          11,882           7,500         4,664         3,213           851
                                           ---------       ---------       ---------     ---------      --------      --------
 Fixed charges .........................   $ 100,722       $ 104,914       $  68,090     $  54,243      $ 34,614      $  9,292
                                           ---------       ---------       ---------     ---------      --------      --------
Ratio of earnings to fixed charges .....         2.8x            2.3x            2.4x          2.0x          1.7x      n.a.(a)
                                           =========       =========       =========     =========      ========      ========
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(a)        For the three months ended March 31, 1997, earnings were
           insufficient to cover fixed charges by $.5 million.